EXHIBIT 10.28
VERACYTE, INC.

December 13, 2022

Via Email

Giulia Kennedy

Re:    Terms of Transition and Separation

Dear Giulia:

This letter confirms the agreement (“Agreement”) between you (“Executive” or “you”) and Veracyte, Inc. (the “Company”) concerning the terms of your transition and separation from employment and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue upon the Termination Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.    Separation from Employment: Executive’s employment with the Company will end upon the Termination Date (as defined below). Executive and the Company have decided to end Executive’s relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive. The Company has also discussed with Executive the terms under which it is willing to continue Executive’s employment through the Transition Period, as described further below.

2.    Continued Employment; Other Release Consideration: In exchange for Executive’s agreement to the general release and waiver of claims and covenant not to sue set forth below and Executive’s other promises herein, the Company agrees to continue Executive’s employment on the following terms:

a.    Separation Date; Transition Period and Services: Executive’s last day of employment with the Company will be December 31, 2022 (the “Termination Date”) subject to the at-will nature of Executive’s employment, as described in Section 2(d) below. Between now and the Termination Date (the “Transition Period”), Executive agrees to carry out such transition services as directed principally by the Company’s Chief Executive Officer, to whom Executive will report, including transition of the responsibilities, duties, and knowledge relative to Executive’s position (the “Transition Services”).

b.    Compensation and Benefits: During the Transition Period, the Company will continue to pay Executive’s current base salary and Executive will continue to be eligible to participate in benefits customarily afforded to other employees, including participation in the Company-sponsored health benefits plan and continued vesting of equity awards, to the fullest extent allowed by the governing plans, agreements, or policies.

c.    Separation Compensation: Provided that Executive cooperatively and diligently provides the Transition Services as determined by the Company in good faith and in its sole discretion, then in exchange for Executive’s agreement to the general release and waiver of claims set forth in Exhibit A (the “Release”), to be signed no earlier than the Termination Date, and Executive’s other promises herein, the Company agrees to provide Executive the following separation benefits:

i.    Salary Severance Pay: The Company agrees to pay Executive, within ten (10) business days following the Effective Date (as defined in the Release), $250,000, less applicable taxes and withholdings, which equals six (6) months of Executive’s base salary.

ii.    2022 Annual Cash Bonus: Executive will be paid Executive’s 2022 bonus based on the terms and conditions of the Company’s 2022 bonus program, based on the level of actual achievement of all applicable corporate goals as determined by the Board of Directors or a committee there, to be paid at the same time and on the same conditions as active Company employees, anticipated to be no later than March 15, 2023, less applicable taxes and withholdings. With respect to Executive’s individual goals, they shall be deemed to be achieved at 100%, and Executive shall be treated the same as all other employees with respect to the actual achievement of all applicable corporate goals as determined by the Board of Directors or a committee thereof.

iii.    Additional Cash Amount. In recognition of Executive having made valuable contributions to Company since the Company’s inception, the Company agrees to pay Executive, within ten
(10) business days following the Effective Date, an additional cash payment of $100,000, less applicable taxes and withholdings.

iv.    COBRA: Upon Executive’s timely election to continue her existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue Executive’s existing health benefits through the earlier of (1) 24 months following the Termination Date and (2) the date on which Executive becomes eligible for coverage from an employer or Medicare. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, through the earlier of (1) 24 months following the Termination Date and (2) the date on which Executive becomes eligible for coverage from an employer or Medicare.

If the Company believes that Executive is not cooperatively and diligently providing the Transition Services, it must provide her five (5) days advance written notice and an opportunity to cure any defects in the Transition Services unless the defect cannot be corrected.

d.    At-Will Employment.    During the Transition Period, Executive’s employment with the Company will remain at-will.

By signing below, Executive acknowledges that Executive is receiving the release consideration outlined in this Section 2 in consideration for waiving Executive’s rights to claims referred to in the Release and that Executive would not otherwise be entitled to the release consideration.

3.    Payment of Salary and Receipt of All Benefits. As of the Termination Date, other than the consideration to be paid in accordance with Section 2 of this Agreement, the Company will pay or provide all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

4.    Company Equity. Executive’s outstanding Company equity awards will continue to vest according to their terms through the Termination Date; all vesting will cease as of the Termination Date
(assuming Executive continuous employment through that date). At all times, Executive’s rights concerning her awards will continue to be governed by the Company’s 2013 Stock Incentive Plan and the written award agreements governing their grant (collectively, the “Equity Agreements”).

5.    Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Confidential Information and Invention Assignment Agreement between Executive and the Company, dated November 1, 2012 (the “Confidentiality Agreement”) through the Transition Period and after the Termination Date, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement will continue in force; provided, however, that: as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Agreement, the provisions of this Agreement will control.

6.    Return of Company Property; Passwords and Password-protected Documents. Executive confirms that Executive will return on the Termination Date to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control. The Company shall reasonably support Executive to retrieve personal information from her Company laptop. The Company shall permit Executive to keep her cellphone and cellphone number, subject to applicable imputed income requirements under the Internal Revenue Code. Executive understands that Executive’s cell phone will be wiped of all Company confidential information. Executive further confirms that Executive has cancelled all accounts for
Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

7.    Nondisparagement. Executive agrees that Executive will not in any way, directly or indirectly, do or say anything at any time which disparages the Company, its business interests or reputation, or that of any of the other Releasees. The Company agrees that its current executive officers and Board of Directors, for so long as they are employed by, or serve as directors of, the Company, shall not make any written or oral statement intended to disparage Executive or Executive’s business reputation. Nothing in this section shall prohibit Executive from providing truthful information in response to a subpoena or other legal process.

8.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

9.    Solicitation of Executives. Executive agrees that for a period of 12 months immediately following the Effective Date of this Agreement, Executive will not directly or indirectly (a) solicit, induce, recruit or encourage any of the Company’s employees to leave their employment at the Company or

(b) attempt to solicit, induce, recruit or encourage, either for Executive or for any other person or entity, any of the Company’s employees to leave their employment.

10.    Attorneys’ Fees. The Parties will each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

11.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

12.    Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, WILL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR WILL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR WILL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW WILL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR WILL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION WILL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. EACH PARTY WILL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES IN THE ARBITRATION; PROVIDED, HOWEVER, THAT THE ARBITRATOR WILL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO
HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAYING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT WILL GOVERN.

13.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14.    No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this

Agreement. Executive has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

15.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

16.    Complete and Voluntary Agreement. This Agreement, together with the Release, the Equity Agreements and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including but not limited to Executive’s Amended and Restated Change of Control and Severance Agreement with the company on July 1, 2019 (the “Severance Agreement”). Executive understands and agrees that except as expressly provided for in this Agreement, Executive shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity or equity vesting acceleration benefits or any other severance benefits provided for under any agreement by and between Executive and the Company, including, but not limited to the Severance Agreement or the Equity Agreements.

17.    No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer.

18.    Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

19.    Effective Date. This Agreement is effective on the date it is signed by both parties.

20.    Counterparts. This Agreement may be executed in counterparts and by e-signature, and each counterpart and e-signature will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

a.    Executive has read this Agreement;

b.    Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice;

c.    Executive understands the terms and consequences of this Agreement and of the releases it contains; and

d.    Executive is fully aware of the legal and binding effect of this Agreement.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me by 11:30 a.m., December 13, 2022, after which it will expire. We appreciate your contributions to the Company, and wish you the best in your future endeavors.

Sincerely, Veracyte, Inc.
By: /s/ Marc Stapley
Marc Stapley 12/13/2022
CEO
READ, UNDERSTOOD AND AGREED

/s/ Giulia Kennedy     Date: 12/13/2022
Giulia Kennedy

Exhibit A RELEASE
This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Giulia Kennedy (“Executive”) and Veracyte, Inc. (the “Company”) (collectively, “the parties”).

RECITALS

WHEREAS, on December 13, 2022, Executive and the Company entered into an agreement regarding Executive’s transition and separation from employment with the Company (the “Transition Agreement,” to which this Release is attached as Exhibit A);

WHEREAS, on December 31, 2022, Executive’s employment with the Company terminated (the “Termination Date”);

WHEREAS, Executive signed an Amended and Restated Change of Control and Severance Agreement with the company on July 1, 2019 (the “Severance Agreement”), which, among other things, provides for certain severance benefits to be paid to Executive by the Company upon the termination of Executive’s employment;

WHEREAS, in lieu of the severance benefits set forth in the Severance Agreement and as a recognition for her contributions to Company since inception of the Company, the Company has agreed to provide Executive with severance benefits as set forth in Section 2 of the Transition Agreement (the “Severance Benefits”);

WHEREAS, in consideration for certain Severance Benefits to which Executive would not otherwise be entitled, Executive has agreed to enter into and not revoke a standard release of claims in favor of the Company as a condition to receiving the Severance Benefits described herein;

WHEREAS, the Company determined that Executive provided the Transition Services (as defined in the Transition Agreement) in a cooperative and diligent fashion;

WHEREAS, this agreement serves as the Release, pursuant to the Transition Agreement; and

WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment and separation from employment with the Company;

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Executive hereby enter into this Release:

COVENANTS

1.    Acknowledgment of Payment of Wages: By her signature below, Executive acknowledges that, other than the Severance Benefits, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Executive and that no other reimbursements or compensation are owed to Executive.

2.    Return of Company Property: Executive confirms that Executive has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in
Executive’s possession or control. Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Executive also confirms that Executive has delivered all passwords in use by Executive at the time of Executive’s termination, a list of any documents that Executive created or of which Executive is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents.

3.    Separation Benefits: In exchange for Executive’s agreement to this Release and her other promises in the Transition Agreement and herein, the Company agrees to provide Executive with the Severance Benefits set forth in (and subject to the terms of) Paragraph 2 of the Transition Agreement. By signing below, Executive acknowledges that she is receiving the Severance Benefits in exchange for waiving her rights to claims referred to in this Release and she would not otherwise be entitled to the Severance Benefits.

4.    Release of Claims. Executive agrees that the Severance Benefits represent settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation the following:

(a)    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair

Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes- Oxley Act of2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

(e)    any and all claims for violation of the federal, or any state, constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non- withholding or other tax treatment of any of the proceeds received by Executive as a result of this Release; and

(h)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section 4 (the “Release”) will be and shall remain in effect in all respects as a complete general release as to the matters released. The Release does not extend to any severance obligations due Executive under Section 3 above. The Release does not release claims that cannot be released as a matter of law. Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 4. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance. For the avoidance of doubt, Executive will continue to be covered by any indemnification agreement in place between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

5.    Protected Rights. Executive understands that nothing in Section 4 above, or otherwise in this Release, limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit
Executive’s right to receive an award for information provided to any Government Agencies.

6.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in
Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Release; (b) Executive has at least 21 days within which to consider this Release; (c) Executive has 7 days following the execution of this Release by the parties to revoke the Agreement; (d) this Release will not be effective until the revocation period has expired; and
(e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and delivers it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. Executive acknowledges and understands that revocation must be accomplished by a written notification to the General Counsel of the Company that is received prior to the Effective Date.

7.    California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code
Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

8.    No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the
Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.    Sufficiency of Consideration. Executive hereby acknowledges and agrees that Executive has received good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

10.    Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Confidential Information and Invention Assignment Agreement between Executive and the Company, dated November 1, 2012 (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, which agreement will continue in force; provided, however, that: as to any provisions regarding solicitation of employees contained in the Confidentiality Agreement that conflict with the provisions regarding solicitation of employees contained in this Release, the provisions of this Release will control.

11.    No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Release. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive will state no more than that Executive cannot provide any such counsel or assistance.

12.    Counterparts. This Agreement may be executed in counterparts and by e-signature, and each counterpart and e-signature will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

13.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive expressly acknowledges that:

(a)    Executive has read this Release;

(b)    Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Executive’s own choice;

(c)    Executive understands the terms and consequences of this Release and of the releases it contains; and

(d)    Executive is fully aware of the legal and binding effect of this Release.

14.    Review of Release; Expiration of Offer: Executive understands that she may take up to twenty-one (21) days to consider this Release (the “Consideration Period”). The offer set forth in this Release, if not accepted by Executive before the end of the Consideration Period, will automatically expire. Executive also understands s/he may revoke this Release within seven (7) days of signing this Release and that the Severance Benefits to be provided to Executive pursuant to Section 3 will be provided only after the expiration of that seven (7) day revocation period.

15.    Effective Date: This Release is effective on the eighth (8th) day after Executive signs it, provided she does not revoke the Release prior to that date (the “Effective Date”).

16.    Other Terms of Transition Agreement Incorporated Herein: All other terms of the Transition Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Arbitration, Attorneys’ Fees, Non-Disparagement, No Admission of Liability, Complete and Voluntary Agreement, Severability, and Governing Law.

Dated:
Name: Marc Stapley
Title: CEO
For Company

Dated:                   Giulia Kennedy